Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Stryker Warren, jr., CEO (763) 475-1400

UROLOGIX ANNOUNCES HIRING OF VICE PRESIDENT SALES AND MARKETING

MINNEAPOLIS — June 16, 2011 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ (CTT) technology to urologists to provide a durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), announced the appointment of Lisa Ackermann as its Vice President Sales & Marketing effective June 16, 2011. Ms. Ackermann will report to the Company’s Chief Executive Officer, Stryker Warren, Jr. Ms. Ackermann was most recently Group Product Director, Endoscopy for Ethicon Endo-Surgery (EES), a Johnson & Johnson Company.

"We are excited to welcome Lisa Ackermann to Urologix,” stated Mr. Warren.  “Lisa brings to Urologix a strong background and passion for developing and leading high performance teams, building and cultivating large Key Opinion Leader networks in both the academic and private medical communities, and maximizing product launches and market development opportunities.  We are confident Lisa’s significant talents will contribute to our efforts to grow Cooled ThermoTherapy™ as the standard of care for the in-office treatment of BPH.”

Ms. Ackermann has spent the past twelve years with Ethicon Endo-Surgery in a variety of roles with increasing responsibility in sales, commercial operations, and marketing.  Most recently, she led strategic marketing initiatives in the endoscopy franchise.  Previously, she led the US Bariatric Sales Organization through the largest product launch in Ethicon Endo-Surgery history, the REALIZE™ Gastric Band.  Her diverse experience and skill set will be a valuable addition to Urologix.

“Urologix is in the early stages of targeting medical therapy as our principal competitor.  I believe in a consultative sales approach, focused on delivering solutions through a clear value proposition and the leverage of clinical data,” said Ms. Ackermann.  “One of the many aspects that drew me to Urologix is the significant clinical literature to support safety, efficacy and durability of CTT and the Company’s commitment to scientific rigor as it continues to draw attention to its definitive, first line therapy.  I am confident we can reach the silently suffering patient on BPH medication who is unaware of a nonsurgical alternative to drugs and show him a durable solution.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® and Targis® control units and the CTC Advance®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.